                                                                    EXHIBIT 10.1

                                 LETTERHEAD OF
                              JMP FINANCIAL, INC.



                                 April 10, 1996


Mr. James G. Hudson, Jr.
Chief Executive Officer
Home Savings Bank SSB
22 Winston
Thomasville, North Carolina 27361

BY FAX (910) 476-8889

Dear Mr. Hudson:

     JMP Financial, Inc. ("JMP") is pleased to present this Agreement to Home Savings (the "Bank" or "Home Savings") to act as appraiser in its mutual-to-stock conversion and to prepare a business plan for the Bank in accordance with state and federal regulations. JMP is pleased to have the opportunity to associate itself with Home Savings and believes that it is uniquely suited to serve the needs of Home Savings.

Services Provided
- -----------------
     JMP Financial will provide an initial appraisal of the fair market value of Home Savings and will update this appraisal as required by Home Savings or its regulators according to the terms of this agreement.
     JMP Financial will also prepare a business plan for Home Savings in compliance with federal regulations for filing with its application for conversion.

Fees
- ----
     JMP's fees for appraisal services will be $17,500 and its fees for the business plan will be $12,500. Home Savings shall also reimburse JMP for its reasonable out-of-pocket expenses of JMP as they are accrued.

     Fees shall be payable according to the following schedule:

 .                            Upon execution of this Agreement     --           $10,000
 .                            Upon filing of the Appraisal         --           $ 7,500
 .                            Upon filing of the Business Plan     --           $ 7,500
 .                            Upon the earlier of closing of conversion to stock form or one year after execution of this
                             Agreement                            --           All remaining fees and expenses.

     Home Savings agrees to pay to JMP a fee of $2500 for each written opinion or update required by the Bank or its regulators on behalf of the Bank pursuant to its mutual-to-stock conversion and performed by JMP after the filing of the original appraisal.

Indemnification
- ---------------
     The Bank agrees to indemnify and hold harmless JMP and each of its officers, directors, employees and agents, and each person who controls JMP within the meaning of Section 15 of the Securities Act of 1933, against any and all loss, claim, damage, liability and expense (including reasonable attorney's fees) arising in connection with the performance of JMP's responsibilities thereunder, including any litigation arising from this Agreement or involving the subject matter hereof. Provided, however, that the Bank shall have no liability to JMP to the extent that any loss, claim, damage liability, or expense is found by a court of proper jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of JMP or any of its agents. Further, JMP shall notify the Bank promptly of the assertion of any claim against its in connection with the performance of JMP's responsibilities in connection with the conversion of the Bank from mutual-to-stock form or arising under this Agreement or involving the subject matter hereof. The Bank agrees that the indemnification and reimbursement commitment set forth in this agreement shall apply upon written notice to the Bank and regardless of whether JMP is a formal party to any such lawsuits or other proceedings; that JMP is entitled to separate counsel of its choice in connection with any of the matters to which such commitment relate; and that such commitments shall extend upon the same terms set forth in this agreement, to any controlling person, director, officer, employee or agent of JMP and shall survive any termination of this Agreement.

Confidentiality
- ---------------
     As part of this Agreement JMP agrees to hold all information provided by the Bank and to conduct all discussions with others in the strictest confidence possible in keeping with the performance of its services contemplated hereby.

Reliance Upon Information Provided by Home Savings
- --------------------------------------------------
     Home Savings understands that all analysis, opinions, conclusions and recommendations which are to be proffered by JMP will rely on the accuracy of information from and representations made by the bank and its employees and officers.

Notices
- -------
     All notices required or permitted hereunder shall be in writing and shall be deemed delivered when personally served, or, three days, after being deposited in the United States mail, registered or certified, return receipt requested, as addressed as follows

                           If to JMP Financial, Inc.
                           -------------------------
                              JMP Financial, Inc.
                                753 Grand Marais
                         Grosse Pointe Park, Mi. 48230
                           Attn:  Mr. John M. Palffy

Page 3
Mr. Hudson
April 10, 1996


                          If to Home Savings Bank, SSB
                          ----------------------------
                             Home Savings Bank SSB
                                   22 Winston
                       Thomasville, North Carolina 27361
                                 Mr. Jim Hudson

Complete Agreement
- ------------------
     This Agreement sets forth the entire understanding among the parties as to the subject matter hereof and supersedes any other understanding or arrangement, written or oral, express or implied, between the parties.

Effectiveness of Agreement - Separability
- -----------------------------------------
     If any provision of this Agreement is held to be void, unenforceable, unlawful or invalid, all of the other provisions hereof nevertheless continue in full force and effect as if such void, unenforceable, unlawful or invalid provisions were omitted. If any provision hereof shall be held to be void, unenforceable, or invalid by reason of the scope thereof, then such provision shall be construed and enforced to the extent of the fullest valid and enforceable scope thereof.

Amendments
- ----------
     This Agreement may not be amended except by written instrument signed by an officer or all parties at the time of the amendment, any other attempted amendments or supplements shall have no force or effect.

     We look forward to working with you and are prepared to proceed as soon as you deem it appropriate. If this Agreement meets with your approval please indicate so by executing below.

                                 Very truly yours,

                                 /s/ JMP Financial, Inc.
                                 JMP FINANCIAL, INC.

                                 /s/ John Michael Palffy
                                 John Michael Palffy
                                 President

ACKNOWLEDGMENT AND ACCEPTANCE
- -----------------------------
Home Savings Bank SSB

By:  /s/ James G. Hudson, Jr.
Its:  President